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                                                                    EXHIBIT 99.1


                                                              (LINK ENERGY LOGO)
                                                         Make the connection(TM)


                                                  For more information, contact:
                                                Link Energy Media: Gretchen Weis
                                                                    713-385-8912

For immediate release

                    LINK ENERGY UPDATES BUSINESS DEVELOPMENTS
                  10-K to be filed on or before March 30, 2004

         Houston, Texas, March 16, 2004. Link Energy LLC (NASDAQ:OTC:LNKE) announced today that it has filed a Form 12b-25 with the Securities and Exchange Commission noting that it would be late filing its Annual Report on Form 10-K for the fiscal year ended December 31, 2003. In recent months the company and its management have devoted substantial attention and resources pursuing various alternatives to reduce its debt and, alternatively, pursuing the sale transaction described below. Because the attention of a number of relevant personnel that prepare the Form 10-K has been diverted from that task to these efforts, the company was not able to timely file the Form 10-K without unreasonable effort or expense. The company anticipates filing the Form 10-K on or before March 30, 2004.

         Link Energy is currently involved in advanced discussions with a potential buyer regarding the sale of its crude oil business, including all of its pipeline, terminalling, storage and gathering and marketing assets. This transaction requires receipt of certain third party agreements, approvals and consents, completion of confirmatory due diligence, negotiation of a mutually acceptable definitive purchase and sale agreement, regulatory approval and approval of both the company's board of directors and the board of directors of the buyer. As a result, there can be no assurance that this transaction will be consummated.

         The net proceeds of the transaction would be used to repay all of Link Energy's outstanding indebtedness under its exit credit facilities and senior notes, as well as to satisfy other existing obligations. If the transaction were consummated, the company would have no further operations, and would wind down over a period of time. Based on current projections, the company's management believes that its unitholders would receive a minimal amount, if any, after payment of, or otherwise making provision for, all of its liabilities, obligations and contingencies, which are

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substantial. There can be no assurance, however, that there will be any funds to distribute to unitholders.


About Link Energy LLC

Link Energy LLC is a major independent marketer and transporter of crude oil in North America. Link Energy transports most of the lease crude oil it purchases via pipeline that includes approximately 7,500 active miles of intrastate and interstate pipeline and gathering systems and a fleet of more than 200 owned or leased trucks. For information for Link Energy, please log onto our Web site address at www.linkenergy.com.

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FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

This press release includes forward-looking statements. Forward-looking statements give the company's current expectations or forecasts of future events given currently available information. Forward-looking statements in this press release relate to, among other things, the following: the execution of a definitive purchase and sale agreement with respect to the sale transaction, the receipt of necessary third party agreements, approvals and consents required to enter into a definitive purchase and sale agreement, the closing of the sale transaction and the expected use of the proceeds, including the amount available for repayment of indebtedness, and the funds, if any, remaining for distribution to the unitholders. Actual events and results may differ materially from those projected. Factors that could cause actual results to differ materially from results anticipated in the company's forward-looking statements include the failure to enter into a definitive purchase and sale agreement or to receive the necessary third party agreements, approvals and consents required prior to its execution, difficulties in maintaining the company's customer base pending the closing of the sale transaction, the failure to receive necessary bank waivers, consents and approvals and the other factors discussed in the company's filings with the Securities and Exchange Commission. Each forward-looking statement speaks only as of the date of the particular statement, and the company undertakes no obligation to publicly update or revise any forward-looking statements.

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